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                                                                       EXHIBIT 2


                              REVOLVING CREDIT NOTE

$10,000,000.00                                                      May 1, 1992


            FOR VALUE RECEIVED, the undersigned, DAVISTER CORP., a Nevada corporation, having its principal place of business at 10670 North Central Expressway, Dallas, Texas 75231 (the "Company"), hereby unconditionally promises to pay on May 1, 1997 to the order of NATIONAL REALTY ADVISORS, INC., a Nevada corporation (the "Lender"), at its office located at 10670 North Central Expressway, Dallas, Texas 75231 (or at such other place as the holder of this Note may designate by written notice to the Company), in lawful money of the United States of America and in immediately available funds, the principal amount of the lesser of (a) TEN MILLION DOLLARS ($10,000,000.00), and (b) the aggregate unpaid principal amount of all advances of the Loan made by the Lender to the Company pursuant to this Note. This Note evidences further advances to the Company by Lender and represents the consolidation of the Company's indebtedness under such further advances with certain original indebtedness of the Company to Lender as evidenced by a certain Revolving Credit Note dated June 27, 1991 in the original principal amount of $5,000,000.00.

            The Company further agrees to pay interest in like money at such office (or such other location) on the unpaid principal amount hereof from time to time outstanding from the date hereof until such amount shall become due and payable (whether at the stated maturity, by acceleration or otherwise) at a fluctuating rate per annum equal to 2% above the Prime Rate (as hereinafter defined), and thereafter equal to 4% above the Prime Rate until paid in full (both before and after judgment). Interest shall be payable monthly in cash or accrual on the last business day of each calendar month commencing on the first such date to occur after the date hereof, and upon the due date and payment (including prepayment) in full of the unpaid principal amount hereof. The holder of this Note is authorized to endorse the date and amount of each advance and each payment of principal with respect hereto on the schedule annexed hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information endorsed.

            As used herein, the "Prime Rate" shall mean the rate of interest announced from time to time by First City-Dallas as its "prime rate" or "prime lending rate". Any change in the interest rate resulting from a change in the Prime Rate shall become effective (without notice to the Company) as of the opening of business on the day on which such change in the Prime Rate occurs.

            One hundred percent (100%) of the Company's Common Stock is pledged as collateral for the Note.

            Anything to the contrary notwithstanding, the Lender shall not charge, take or receive, and the Company shall not be obligated to pay to the Lender, any amounts constituting interest on the principal amount hereof from time to time outstanding in excess of the maximum rate permitted by applicable law.


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            If any payment on this Note becomes due and payable on a Saturday,
Sunday or other day on which commercial banks in the State of Texas are authorized or required by law to close, the maturity thereof shall be extended to the next succeeding business day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

            All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentation for payment, demand, notice of nonpayment or dishonor protest and notice of protest.

            Upon the occurrence of any events of default on this Note or other borrowings by the Company, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided herein.

            This Note shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the choice of law principles thereof.

            IN WITNESS WHEREOF, the undersigned has caused this Note to be executed and delivered by its duly authorized officers as of the day and year first above written.

                               DAVISTER CORPORATION




                               By:   /s/ F. Terry Shumate
                                   -----------------------------
                                   F. Terry Shumate
                                   Treasurer

Attest:


 /s/ Patricia A. Jenkins
--------------------------



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